Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Third Quarter Fiscal 2025 Results
— Guidance increased on strong third quarter results for revenues and profitability —
— Year-to-date performance reflects effectiveness of strategy and consistent execution —
— Improving credit profile underscored by accelerating conversion of working capital investments—
Morrisville, NC – February 12, 2025 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus,” the “Company,” "we," or "our"), a global value-added agricultural company, today announced the results for the three months ended December 31, 2024.
Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "We are pleased to report a strong third quarter; a reflection of the successful initiatives we implemented across our global operations to drive both volume and margin. Our excellent results demonstrate an effective strategy, solid execution, and a Company-wide ability to manage and mitigate challenges, including a strong El Niño affecting South American crop volumes in 2024 and a destructive hurricane season in the U.S."
"As we approach the end of the fiscal year, we are confident that we have the right mix of inventory to meet customer expectations and anticipate increased crop sizes and continued solid customer demand beyond year end. We remain committed to leveraging our core capabilities, diverse global footprint and a disciplined approach as we continue to build a sustainable and profitable business."
Third Quarter Financial Results
The Company grew third quarter sales and other operating revenues by 46.9% to $778.3 million compared to $529.8 million for the prior fiscal year’s third quarter. Growth in revenues was driven by increases in average price per kilogram in all major regions and across a range of customers as well as an increase in volume sold driven by the timing of shipments and increased business.
Gross profit was $116.5 million in the third quarter of fiscal 2025 compared to $92.6 million in the third quarter of fiscal 2024. Growth in gross profit is primarily due to a 9.6% increase in average gross profit per kilo to $0.91 as compared to $0.83 in the prior-year period, primarily from a more favorable customer mix. Certain mitigation initiatives, particularly the mix of business by region and procurement at favorable price levels, benefited the third quarter average gross profit per kilo and are expected to also benefit the fourth quarter of the year. Additionally, the Company successfully leveraged its capabilities in certain value-added businesses to capture business that generally produces higher than average rates of gross margin. Gross profit as a percentage of revenues decreased from 17.5% in the third quarter of fiscal 2024 to 15.0% in the third quarter of fiscal 2025 mainly due to regional mix and the adverse weather effects of El Niño in South America.
Selling, general, and administrative expenses in the third quarter of fiscal 2025 were $46.5 million compared to $42.4 million in the third quarter of fiscal 2024, reflecting continued careful management of these expenses.
Net income attributable to Pyxus International for the third quarter was $18.9 million as compared to $3.8 million in the third quarter of the prior year. Adjusted EBITDA in the third quarter was $80.5 million compared to $64.5 million in the year-ago quarter.
Year-to-Date Financial Results
The Company grew sales and other operating revenues for the first three quarters of the fiscal year by 21.4% to $2.0 billion compared to $1.6 billion in the same period last year. This growth primarily reflects a 17.0% increase in average sales prices over this period driven partly by the impact of short crops in certain markets on overall industry supply and inflation, as well as the acceleration of revenues out of the upcoming fourth quarter as compared to the prior year. This revenue performance also reflects the Company’s ability to utilize its strong and diverse global footprint to dynamically source from alternative geographies to fulfill customer needs and growth despite disrupted market conditions.
Gross profit in the first nine months of the year grew to $275.8 million compared to the prior year’s gross profit of $254.4 million primarily due to a 10.4% increase in average gross profit per kilo from a more favorable customer and product mix. Gross profit as a percentage of revenues decreased from 15.6% in the third quarter of fiscal 2024 to 13.9% in the third quarter of fiscal 2025 mainly due to regional mix and the adverse weather effects of El Niño in South America.
Selling, general, and administrative expenses for the first nine months of fiscal 2025 were $126.0 million compared to $116.5 million for the same nine months of fiscal 2024. The benefit of scale across many categories of expense was partially offset by an increase in accrued non-cash compensation.
For the nine months ended December 31, 2024, net income attributable to Pyxus International increased to $20.3 million as compared to $12.7 million in the same period of the prior year. Adjusted EBITDA through the first nine months of the fiscal year was $179.8 million compared to $165.3 million in the same period of the prior year.
Select Balance Sheet and Liquidity Information
While market conditions are stabilizing, the Company continues to regard the global market as generally underserved, as evidenced by continued low levels of uncommitted inventory. The Company’s total processed tobacco inventory level as of December 31, 2024 was $603.3 million compared to $659.0 million one year prior. The Company is confident its inventory position supports its increased guidance and noted uncommitted inventory as of December 31, 2024 was $21.9 million compared to $32.3 million as of December 31, 2023.
Our disciplined approach to working capital management during the third quarter year helped accelerate our operating cycle by 20 days compared to the prior year, generating $144.5 million of adjusted free cash flow. Over the last twelve months, credit profile improvements through the third quarter resulted in leverage of 4.6 times compared to 4.8 times in the same quarter of the prior year. Our interest coverage over the last twelve months reduced to 1.5 times compared to 1.6 times in the prior year.
Improved Visibility Prompts Guidance Lift for Fiscal Year 2025
With strong third quarter performance and good visibility into its near-term business, the Company today increased its guidance for fiscal 2025. Its expectation for total sales is now in the range of $2.40 billion to $2.55 billion as compared to a prior range of $2.15 billion to $2.35 billion. The Company’s expectation for full-year adjusted EBITDA is now in the range of $205 million to $215 million as compared to its prior range of $175 million to $195 million.
Conference Call Details
The Company will hold an earnings conference call and webcast today, February 12, 2025, at 9:00 a.m. EST. Investors and analysts interested in participating in the call are invited to dial (646) 828-8193 or (888) 204-4368 and use conference ID 9803336. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s third quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2024, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, the imposition of tariffs and other changes in international trade policies; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the conflicts in the Middle East and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of proposed regulations to prohibit the sale of cigarettes and certain other tobacco products in the United States other than low-nicotine versions of those products. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2025 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Sales and other operating revenues	$778,307	$529,816	$1,979,545	$1,631,161
Cost of goods and services sold	661,860	437,268	1,703,777	1,376,802
Gross profit	116,447	92,548	275,768	254,359
Selling, general, and administrative expenses	46,513	42,381	126,050	116,477
Other expense, net	3,764	2,323	9,686	6,036
Restructuring and asset impairment charges	89	85	416	1,379
Operating income	66,081	47,759	139,616	130,467
Gain on debt retirement	—	—	8,178	—
Loss on pension settlement	—	12,008	—	12,008
Interest expense, net	32,913	31,994	101,935	95,785
Income before income taxes and other items	33,168	3,757	45,859	22,674
Income tax expense	18,088	6,156	32,248	16,360
Income from unconsolidated affiliates, net	4,330	6,578	7,478	6,531
Net income	19,410	4,179	21,089	12,845
Net income attributable to noncontrolling interests	512	344	776	111
Net income attributable to Pyxus International, Inc.	$18,898	$3,835	$20,313	$12,734

Earnings per share:
Basic	$0.74	$0.15	$0.79	$0.51
Diluted	$0.74	$0.15	$0.79	$0.51

Weighted average number of shares outstanding:
Basic	25,540	25,000	25,643	25,000
Diluted	25,540	25,000	25,643	25,000

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$103,342	$90,245
Restricted cash	6,363	4,442
Trade receivables, net	326,641	227,529
Other receivables	17,518	11,988
Inventories, net	782,480	779,829
Advances to tobacco suppliers, net	91,838	87,790
Recoverable income taxes	2,659	4,604
Prepaid expenses	34,549	36,752
Other current assets	19,841	15,876
Total current assets	1,385,231	1,259,055
Investments in unconsolidated affiliates	97,258	93,619
Intangible assets, net	29,627	35,030
Deferred income taxes, net	7,056	7,109
Long-term recoverable income taxes	3,534	2,648
Other noncurrent assets	31,065	31,687
Right-of-use assets	30,069	37,135
Property, plant, and equipment, net	136,344	135,097
Total assets	$1,720,184	$1,601,380

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$608,648	$472,972
Accounts payable	169,807	136,397
Advances from customers	88,444	42,589
Accrued expenses and other current liabilities	104,179	78,231
Income taxes payable	20,525	6,922
Operating leases payable	8,179	8,089
Current portion of long-term debt	49	20,251
Total current liabilities	999,831	765,451
Long-term taxes payable	3,735	2,678
Long-term debt	454,643	574,077
Deferred income taxes	8,265	5,992
Liability for unrecognized tax benefits	12,996	15,450
Long-term leases	19,399	27,523
Pension, postretirement, and other long-term liabilities	54,308	52,552
Total liabilities	1,553,177	1,443,723
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608, and 25,000)	392,688	389,789
Retained deficit	(234,978)	(245,220)
Accumulated other comprehensive income	4,207	8,947
Total stockholders’ equity of Pyxus International, Inc.	161,917	153,516
Noncontrolling interests	5,090	4,141
Total stockholders’ equity	167,007	157,657
Total liabilities and stockholders’ equity	$1,720,184	$1,601,380

Segment Results

Three Months Ended December 31, 2024 and 2023
	Three Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenues	$742.9	$500.5	242.4	48.4
Tobacco costs	603.1	394.6	208.5	52.8
Transportation, storage, and other period costs	27.7	23.2	4.5	19.4
Total product cost of goods sold	630.8	417.8	213.0	51.0
Product revenue gross profit	112.1	82.7	29.4	35.6
Product revenue gross profit as a percent of sales	15.1%	16.5%

Kilos sold	123.5	100.0	23.5	23.5
Average price per kilo	$6.02	$5.01	1.01	20.2
Average cost per kilo	5.11	4.18	0.93	22.2
Average gross profit per kilo	0.91	0.83	0.08	9.6

Processing and other revenues	$32.4	$28.6	3.8	13.3
Processing and other revenues costs of services sold	28.5	19.4	9.1	46.9
Processing and other gross profit	3.9	9.2	(5.3)	(57.6)
Processing and other gross profit as a percent of sales	12.0%	32.2%

All Other:
Sales and other operating revenues	$3.0	$0.7	2.3	328.6
Cost of goods and services sold	2.5	0.1	2.4	2,400.0
Gross profit	0.5	0.6	(0.1)	(16.7)
Gross profit as a percent of sales	16.7%	85.7%
	662	778	116

Segment Results

Nine Months Ended December 31, 2024 and 2023
	Nine Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenue	$1,847.9	$1,537.3	310.6	20.2
Tobacco costs	1,516.0	1,242.4	273.6	22.0
Transportation, storage, and other period costs	70.5	66.0	4.5	6.8
Total cost of goods sold	1,586.5	1,308.4	278.1	21.3
Product revenue gross profit	261.4	228.9	32.5	14.2
Product revenue gross profit as a percent of sales	14.1%	14.9%

Kilos sold	305.2	297.2	8.0	2.7
Average price per kilo	$6.05	$5.17	0.88	17.0
Average cost per kilo	5.20	4.40	0.80	18.2
Average gross profit per kilo	0.85	0.77	0.08	10.4

Processing and other revenues	$122.5	$91.4	31.1	34.0
Processing and other revenues costs of services sold	$106.0	66.5	39.5	59.4
Processing and other gross profit	16.5	24.9	(8.4)	(33.7)
Processing and other gross profit as a percent of sales	13.5%	27.2%

All Other:
Sales and other operating revenues	9.1	$2.5	6.6	264.0
Cost of goods and services sold	11.2	1.9	9.3	489.5
Gross (loss) profit	(2.1)	0.6	(2.7)	(450.0)
Gross (loss) profit as a percent of sales	(23.1)%	24.0%
	1,703,777	1,979,545	275,768

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		Last Twelve Months (7)
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022	March 31, 2024	March 31, 2023	December 31, 2024	December 31, 2023
Net income (loss) attributable to Pyxus International, Inc.	$18,898	$3,835	$20,313	$12,734	$(18,533)	$2,663	$(39,141)	10,242	$(7,874)
Plus: Interest expense	34,027	34,379	105,682	100,779	89,805	132,174	118,458	137,077	129,432
Plus: Income tax expense	18,088	6,156	32,248	16,360	15,810	27,281	34,127	43,169	34,677
Plus: Depreciation and amortization expense	4,846	4,909	15,038	14,228	14,678	19,250	19,137	20,060	18,687
EBITDA (1)	75,859	49,279	173,281	144,101	101,760	181,368	132,581	210,548	174,922
Plus: Reserves (recoveries) for doubtful customer receivables	561	540	683	791	(129)	640	426	532	1,346
Plus: Non-cash employee stock based compensation	267	—	3,899	—	—	—	—	3,899	—
Plus: Other expense, net	3,764	2,323	9,686	6,036	9,753	9,439	11,023	13,089	7,306
Plus: Restructuring and asset impairment charges (2)	89	85	416	1,379	5,855	4,799	6,160	3,836	1,684
Less: Gain on debt retirement	—	—	8,178	—	—	15,914	—	24,092	—
Plus: Debt restructuring (3)	—	—	—	175	713	330	5,496	155	4,958
Plus: Pension retirement expense (4)	—	12,008	—	12,008	2,724	12,008	2,724	—	12,008
Plus: Other adjustments (5)	2	276	17	787	(504)	1,247	397	477	1,688
Adjusted EBITDA (1)	$80,542	$64,511	$179,804	$165,277	$120,172	$193,917	$158,807	$208,444	$203,912

Total debt						$1,017,340	$1,001,049	$1,063,340	$1,067,300
Less: Cash and cash equivalents						92,569	136,733	103,342	90,245
Net Debt (1)						$924,771	$864,316	$959,998	$977,055
Net Debt /Adjusted EBITDA (1)						4.77x	5.44x	4.61x	4.79x

Adjusted EBITDA (1)						$193,917	$158,807	$208,444	$203,912
Interest expense						132,174	118,458	137,077	129,432
Interest coverage						1.47x	1.34x	1.52x	1.58x

Net cash provided by (used in) operating activities	$108,581	$38,586	$(171,688)	$(216,834)	$(110,599)	$(214,970)	$(137,822)	$(169,824)	$(244,057)
Capital expenditures	(5,335)	(5,126)	(15,119)	(14,351)	(9,931)	(21,043)	(16,307)	(21,811)	(20,727)
Collections from beneficial interests in securitized trade receivables (6)	41,227	48,002	142,824	127,298	122,638	175,911	165,262	191,437	169,922
Adjusted Free Cash Flow (1)	$144,473	$81,462	$(43,983)	$(103,887)	$2,108	$(60,102)	$11,133	$(198)	$(94,862)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations. Amounts incurred during the fiscal year ended March 31, 2023 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.

(3) Amounts incurred during the fiscal year ended March 31, 2023 included legal and professional fees incurred in connection with debt exchange transactions completed by the Company in February 2023 and with the amendment and extension of the Company's former delayed-draw term loan.

(4) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

(5) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (iii) the subtraction of a one-time interest receipt related to a legal settlement in South America during the three months ended June 30, 2022, and (iv) the subtraction of the Adjusted EBITDA of former industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table.

(6) Represents cash receipts from the beneficial interests on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(7) Items for the twelve months ended December 31, 2024 are derived by adding the items for the nine months ended December 31, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the nine months ended December 31, 2023. Items for the twelve months ended December 31, 2023 are derived by adding the items for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023 and subtracting the items for the nine months ended December 31, 2022.